Exhibit 99.2

December 13, 2023

Bruce Schanzer

Chairman, Erez Asset Management, LLC

Dear Mr. Schanzer,

This letter is written in response to your proposal dated November 6, 2023, and the follow-up virtual meeting you had with Whitestone management on December 6, 2023. Our management team has shared the proposal with us and fully briefed us on the details of your discussion with them. We understand Erez owns shares of Whitestone and that you intend to nominate four Board members (two of which you have identified: yourself and a former employee of Cedar Realty Trust, “Cedar”). The Board of Trustees continuously evaluates all avenues to maximize value for our shareholders and is always committed to advance their best interests.

After carefully reading your letter dated November 6, 2023, and reviewing the discussion with management on December 6, 2023, we understand that you view “a sale of assets or of the company outright” as the only way to drive value at the Company. However, the proposal consists of replicating the strategy employed at Cedar, without giving much consideration to how our portfolio, capital structure and business strategy might differ from that of Cedar. Furthermore, you do not seem to account for how current market conditions (including interest rates, valuation levels, transaction activity and debt financing) stand in contrast to those under which the Cedar transaction occurred. Finally, you ignore the strong total shareholder returns we have generated recently. Since the beginning of 2022, Whitestone has delivered +26% total shareholder return, far outpacing the average total shareholder return of negative (7%) for other shopping center REITs (1). This underscores the progress the Company has made since early 2022 under its new management team by staying focused on executing its business strategy.

Your primary argument to justify your demand for four Board seats and the immediate actions outlined in your letter is that small cap REITs, such as Whitestone and Cedar, are forever precluded from achieving attractive results, driving shareholder value or bridging the gap to NAV. We strongly disagree as our business strategy has already achieved significant value creation for our shareholders and represents a clearer route to successfully maximize shareholder value. Once again, we think that our shareholder returns under our new CEO and executive team since early 2022 speak for themselves.

With respect to your threat to nominate four Board members for election at our 2024 annual meeting: given the size of our current Board (six Trustees), your proposed four candidates would constitute a change in the majority of the Board. This is particularly concerning since your only stated objective is to embark on an immediate sale or liquidation of the Company, and you seem otherwise unable to articulate other means to drive shareholder value and unable to explain how any of your proposed Board nominees would add value to our Board and our shareholders.

As a Board focused on the best interests of its shareholders, we take our fiduciary duties seriously and we have been proactive in both Board refreshment and in expanding the diversity and skillset of our Board. We have established procedures to consider any Board nominations, but we obviously cannot do so for unidentified nominees. While decisions on Board composition ultimately rest with our shareholders, we reject a proposal for majority Board change with the sole purpose of immediately effecting a sale or liquidation of Whitestone without regard for maximizing long-term value for shareholders.

(1) Includes simple average of the total returns from January 1, 2022 to December 11, 2023 for the following shopping center REITs: AKR, BRX, FRT, IVT, KIM, KRG, PECO, REG, ROIC, SITC and UE.

Sincerely,

Whitestone Board of Trustees:

David T. Taylor

Nandita V. Berry

Julia B. Buthman

Amy S. Feng

David K. Holeman

Jeffrey A. Jones